Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

EXPRO GROUP HOLDINGS N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, nominal value €0.06 per share	Rule 457(r)	6,750,000(1)	$22.53(2)	$152,077,500	0.00014760	$22,447

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$152,077,500		$22,447

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$22,447

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low sale prices of the Registrant’s common stock on July 5, 2024, as reported on the New York Stock Exchange.